Exhibit 99.1

Tel-Instrument Electronics Corp. Announces Receipt of NYSE Amex Non-Compliance Letter

CARLSTADT, N.J.--(BUSINESS WIRE)--August 5, 2010--Tel Instrument Electronics Corp. (“Tel” or “Company”) announced today that on July 30, 2010, it received a letter from the staff of the NYSE Amex that, based on the Tel’s financial statements, Tel was no longer in compliance with the Exchange’s requirement for continued listing of its shares under Section 1009 of the Exchange’s rules. Tel is not in compliance with the listing requirements as its reported stockholders’ equity at March 31, 2010 was $3.85 million as compared to the $4.0 million minimum requirement.

Pursuant to Exchange rules, the Company’s stock will continue to be listed for trading, and the Company will furnish the Exchange by August 30, 2010, with a specific plan of how it will return to compliance on or before January 30, 2012.

The Company recently reported on the delays in receipt of production orders under its major military contracts, and its increased engineering costs, which resulted in a decline in revenues, a loss for the year, and the consequent decline in stockholders’ equity. The Company has been awarded major contracts with a value, if all options are exercised, of approximately $80 million to be recognized over the next few years, in addition to Tel’s sales of existing products. The receipt of production orders under those contracts has improved, and, additionally, engineering costs are expected to decline in the current fiscal year.

Accordingly, the Company believes it can provide the Exchange with a satisfactory plan by August 30, 2010, to show that it will be able to return to compliance with the minimum stockholder equity requirement. In the meantime, the Company’s shares will continue to be listed and traded on the Exchange.

This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company’s previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

The Company’s stock is traded in the American Stock Exchange under the symbol TIK.

CONTACT:
Tel Instrument Electronics Corp.
Joseph P. Macaluso, 201-933-1600